Exhibit 99.1

For Immediate Release
May 3, 2022

Carlyle Secured Lending, Inc. Announces First Quarter 2022 Financial Results and Declares Second Quarter 2022 Base Dividend of $0.32 Per Common Share and Supplemental Dividend of $0.08 per Common Share

New York - Carlyle Secured Lending, Inc. (together with its consolidated subsidiaries, “we,” “us,” “our,” “CSL” or the “Company”, formerly known as TCG BDC, Inc.) (NASDAQ: CGBD) today announced its financial results for its first quarter ended March 31, 2022.

Linda Pace, CSL’s Chief Executive Officer said, "Our first quarter financial results were solid and reflect the continued strong performance of our portfolio. We are pleased with both our income generation and overall credit performance, which drove another quarter of growth in our net asset value, despite an increasingly complex investing environment. We are confident in our ability to continue to deliver against our objectives of sustainable income generation and NAV stability going forward.”

Selected Financial Highlights

(dollar amounts in thousands, except per share data)	March 31, 2022	December 31, 2021
Total investments, at fair value	$1,873,183	$1,913,052
Total assets	1,985,958	2,031,350
Total debt	996,141	1,044,022
Total net assets	$950,540	$948,804
Net assets per common share	$17.11	$16.91

	For the three month periods ended
	March 31, 2022	December 31, 2021
Total investment income	$47,509	$43,972
Net investment income (loss)	25,519	22,449
Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments and non-investment assets and liabilities	5,164	11,512
Net increase (decrease) in net assets resulting from operations	$30,683	$33,961

Per weighted-average common share—Basic:
Net investment income (loss), net of preferred dividend	$0.47	$0.40
Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments and non-investment assets and liabilities	0.09	0.22
Net increase (decrease) in net assets resulting from operations attributable to common stockholders	$0.56	$0.62
Weighted-average shares of common stock outstanding—Basic	52,892,054	53,466,003
Base dividends declared per common share	$0.32	$0.32
Supplemental dividends declared per common share	$0.08	$0.07

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First Quarter 2022 Highlights
(dollar amounts in thousands, except per share data)
•Net investment income, net of the preferred dividend, for the three month period ended March 31, 2022 was $24,644, or $0.47 per common share, as compared to $21,574, or $0.40 per common share, for the three month period ended December 31, 2021.
•Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments and non-investment assets and liabilities for the three month period ended March 31, 2022 was $5,164, or $0.09 per share, as compared to $11,512, or $0.22 per share, for the three month period ended December 31, 2021.
•Net increase (decrease) in net assets resulting from operations attributable to common stockholders for the three month period ended March 31, 2022 was $29,808, or $0.56 per common share, as compared to $33,086, or $0.62 per share, for the three month period ended December 31, 2021.
•Net asset value per common share for the quarter ended March 31, 2022 increased 1.2% to $17.11 from $16.91 as of December 31, 2021 and is 3.3% higher than the 4Q19 NAV of $16.56 prior to the onset of the pandemic.
•During the three month period ended March 31, 2022, the Company exited its debt and equity positions in SolAero, with total proceeds exceeding our December 31, 2021 fair value by $9.3 million.
•During the three month period ended March 31, 2022, the Company repurchased and extinguished 0.5 million shares of the Company's common stock pursuant to the Company’s previously announced $150 million stock repurchase program at an average cost of $14.15 per share, or $7.0 million in the aggregate, resulting in accretion to net assets per share of $0.03. As of March 31, 2022, there was $17.7 million remaining under the stock repurchase program.
•On May 2, 2022, the Board of Directors declared a base quarterly common dividend of $0.32 plus a supplemental common dividend of $0.08, which are payable on July 15, 2022 to common stockholders of record on June 30, 2022.

Portfolio and Investment Activity
(dollar amounts in thousands, except per share data, unless otherwise noted)

As of March 31, 2022, the fair value of our investments was approximately $1,873,183, comprised of 156 investments in 117 portfolio companies/investment funds across 27 industries. This compares to the Company’s portfolio as of December 31, 2021, as of which date the fair value of our investments was approximately $1,913,052, comprised of 154 investments in 117 portfolio companies/investment funds across 27 industries.
As of March 31, 2022 and December 31, 2021, investments consisted of the following:

	March 31, 2022		December 31, 2021
Type—% of Fair Value	Fair Value	% of Fair Value	Fair Value	% of Fair Value
First Lien Debt	$1,224,117	65.4%	$1,232,084	64.4%
Second Lien Debt	304,202	16.2	341,776	17.9
Equity Investments	78,699	4.2	77,093	4.0
Investment Funds	266,165	14.2	262,099	13.7
Total	$1,873,183	100.0%	$1,913,052	100.0%
The following table shows our investment activity for the three month period ended March 31, 2022:

	Funded		Sold/Repaid
Principal amount of investments:	Amount	% of Total	Amount	% of Total
First Lien Debt	$110,594	99.1%	$(108,253)	74.9
Second Lien Debt	249	0.2	(36,325)	25.1
Equity Investments	820	0.7	(3)	—
Investment Funds	—	—	—	—
Total	$111,663	100.0%	$(144,581)	100.0%
Overall, total investments at fair value decreased by 2.1%, or $39,869, during the three month period ended March 31, 2022 after factoring in repayments, sales, net fundings on revolvers and delayed draws and net change in unrealized appreciation (depreciation).

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As of March 31, 2022, the total weighted average yield for our first and second lien debt investments on an amortized cost basis was 7.72%, which includes the effect of accretion of discounts and amortization of premiums and are based on interest rates as of March 31, 2022. As of March 31, 2022, on a fair value basis, approximately 1.6% of our debt investments bear interest at a fixed rate and approximately 98.4% of our debt investments bear interest at a floating rate, which primarily are subject to interest rate floors.

The Company has investments in two credit funds, Middle Market Credit Fund, LLC (“Credit Fund”) and Middle Market Credit Fund II, LLC (“Credit Fund II”), which represented 14.2% of the Company's total investments at fair value.

Total investments at fair value held by Credit Fund, which is not consolidated with the Company, decreased by 3.1%, or $29,142, during the three month period ended March 31, 2022 after factoring in repayments, sales, net fundings on revolvers and delayed draws and net change in unrealized appreciation (depreciation). As of March 31, 2022, Credit Fund had total investments at fair value of $897,817, which were comprised of 100.0% of first lien senior secured loans at fair value. As of March 31, 2022, on a fair value basis, 100.0% of Credit Fund’s debt investments bear interest at a floating rate, which primarily are subject to interest rate floors.
Total investments at fair value held by Credit Fund II, which is not consolidated with the Company, decreased by 6.3%, or $14,976 during the three month period ended March 31, 2022 after factoring in repayments, sales, and net change in unrealized appreciation (depreciation). As of March 31, 2022, Credit Fund II had total investments at fair value of $224,313, which were comprised of 88.7% of first lien senior secured loans and 11.3% of second lien senior secured loans at fair value. As of March 31, 2022, on a fair value basis, approximately 2.3% of Credit Fund II’s debt investments bear interest at a fixed rate and approximately 97.7% of Credit Fund II’s debt investments bear interest at a floating rate, which primarily are subject to interest rate floors.
As part of the monitoring process, our Investment Adviser has developed risk policies pursuant to which it regularly assesses the risk profile of each of our debt investments and rates each of them based on the following categories, which we refer to as “Internal Risk Ratings”. Key drivers of internal risk ratings include financial metrics, financial covenants, liquidity and enterprise value coverage.
Internal Risk Ratings Definitions

Rating	Definition
1	Borrower is operating above expectations, and the trends and risk factors are generally favorable.

2	Borrower is operating generally as expected or at an acceptable level of performance. The level of risk to our initial cost bases is similar to the risk to our initial cost basis at the time of origination. This is the initial risk rating assigned to all new borrowers.

3	Borrower is operating below expectations and level of risk to our cost basis has increased since the time of origination. The borrower may be out of compliance with debt covenants. Payments are generally current although there may be higher risk of payment default.

4	Borrower is operating materially below expectations and the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments may be past due, but generally not by more than 120 days. It is anticipated that we may not recoup our initial cost basis and may realize a loss of our initial cost basis upon exit.

5	Borrower is operating substantially below expectations and the loan’s risk has increased substantially since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. It is anticipated that we will not recoup our initial cost basis and may realize a substantial loss of our initial cost basis upon exit.
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Our Investment Adviser monitors and, when appropriate, changes the investment ratings assigned to each debt investment in our portfolio. Our Investment Adviser reviews our investment ratings in connection with our quarterly valuation process. The following table summarizes the Internal Risk Ratings of our debt portfolio as of March 31, 2022 and December 31, 2021:

	March 31, 2022		December 31, 2021
	Fair Value	% of Fair Value	Fair Value	% of Fair Value
(dollar amounts in millions)
Internal Risk Rating 1	$16.9	1.1%	$3.8	0.2%
Internal Risk Rating 2	1,152.0	75.4	1,205.5	76.6
Internal Risk Rating 3	290.3	19.0	299.5	19.0
Internal Risk Rating 4	28.0	1.8	27.6	1.8
Internal Risk Rating 5	41.1	2.7	37.5	2.4
Total	$1,528.3	100.0%	$1,573.9	100.0%
As of March 31, 2022 and December 31, 2021, the weighted average Internal Risk Rating of our debt investment portfolio was 2.3 and 2.3, respectively.

Consolidated Results of Operations
(dollar amounts in thousands, except per share data)
Total investment income for the three month periods ended March 31, 2022 and December 31, 2021 was $47,509 and $43,972, respectively. This $3,537 net increase was primarily due to income received from the exit of the investment in SolAero, which had been a non-accrual position.

Total expenses for the three month periods ended March 31, 2022 and December 31, 2021 were $21,990 and $21,523, respectively. This $467 net increase during the three month period ended March 31, 2022 was mainly due to an increase in incentive fees in the three month period ended March 31, 2022 as a result of higher investment income during the period, partially offset by lower management fees and interest expense.

During the three month period ended March 31, 2022, the Company recorded a net realized and unrealized gain of $5,164. This was driven primarily by higher valuations on watchlist names and an increase in the valuation of the investment in the Credit Fund, partially offset by the negative impact of widening market yields and, to a lesser extent, inflation driven earnings impacts at certain borrowers.

Liquidity and Capital Resources
(dollar amounts in thousands, except per share data)

As of March 31, 2022, the Company had cash, cash equivalents and restricted cash of $69,512, notes payable and senior unsecured notes (before debt issuance costs) of $449,200 and $190,000, respectively, and secured borrowings outstanding of $359,679. As of March 31, 2022, the Company had $328,321 of remaining unfunded commitments and $328,518 available for additional borrowings under its revolving credit facility, subject to leverage and borrowing base restrictions.

Dividends

On May 2, 2022, the Board of Directors declared a base quarterly common dividend of $0.32 plus a supplemental common dividend of $0.08, which are payable on July 15, 2022 to common stockholders of record on June 30, 2022.
On March 25, 2022, the Company declared and paid a cash dividend on the Preferred Stock for the period from January 1, 2022 to March 31, 2022 in the amount of $0.438 per Preferred Share to the holder of record on March 31, 2022.
Conference Call

The Company will host a conference call at 8:30 a.m. EDT on Wednesday, May 4, 2022 to discuss these quarterly financial results. The call and webcast will be available on the CSL website at carlylesecuredlending.com. The call may be accessed by dialing +1 (866) 394-4623 (U.S.) or +1 (409) 350-3158 (international) and referencing “Carlyle Secured Lending Financial Results Call.” The conference call will be webcast simultaneously via a link on Carlyle Secured Lending’s website and an archived replay of the webcast also will be available on the website soon after the live call for 21 days.
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CARLYLE SECURED LENDING, INC.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(dollar amounts in thousands, except per share data)

	March 31, 2022	December 31, 2021
	(unaudited)
ASSETS
Investments, at fair value
Investments—non-controlled/non-affiliated, at fair value (amortized cost of $1,610,824 and $1,631,067, respectively)	$1,576,247	$1,607,731
Investments—non-controlled/affiliated, at fair value (amortized cost of $38,332 and $38,462, respectively)	30,771	30,286
Investments—controlled/affiliated, at fair value (amortized cost of $271,097 and $288,024, respectively)	266,165	275,035
Total investments, at fair value (amortized cost of $1,920,253 and $1,957,553, respectively)	1,873,183	1,913,052
Cash, cash equivalents and restricted cash	69,512	93,074
Receivable for investment sold/repaid	13,060	530
Deferred financing costs	2,882	3,066
Interest receivable from non-controlled/non-affiliated investments	15,284	11,011
Interest receivable from non-controlled/affiliated investments	611	611
Interest and dividend receivable from controlled/affiliated investments	9,212	8,522
Prepaid expenses and other assets	2,214	1,484
Total assets	$1,985,958	$2,031,350
LIABILITIES
Secured borrowings	$359,679	$407,655
2015-1R Notes payable, net of unamortized debt issuance costs of $2,356 and $2,417, respectively	446,844	446,783
Senior Notes, net of unamortized debt issuance costs of $382 and $416, respectively)	189,618	189,584
Payable for investments purchased	328	323
Interest and credit facility fees payable	2,727	2,467
Dividend payable	21,035	20,705
Base management and incentive fees payable	12,304	11,819
Administrative service fees payable	825	482
Other accrued expenses and liabilities	2,058	2,728
Total liabilities	1,035,418	1,082,546

NET ASSETS
Cumulative convertible preferred stock, $0.01 par value; 2,000,0000 shares authorized; 2,000,000 shares issued and outstanding as of March 31, 2022 and December 31, 2021	50,000	50,000
Common stock, $0.01 par value; 198,000,000 shares authorized; 52,647,158 and 53,142,454 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	527	532
Paid-in capital in excess of par value	1,045,424	1,052,427
Offering costs	(1,633)	(1,633)
Total distributable earnings (loss)	(143,778)	(152,522)
Total net assets	$950,540	$948,804
NET ASSETS PER COMMON SHARE	$17.11	$16.91
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CARLYLE SECURED LENDING, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollar amounts in thousands, except per share data)

	For the three month periods ended
	March 31, 2022	December 31, 2021
Investment income:
From non-controlled/non-affiliated investments:
Interest income	$33,828	$34,616
Other income	1,962	1,748
Total investment income from non-controlled/non-affiliated investments	35,790	36,364
From non-controlled/affiliated investments:
Interest income	48	43
Other income	2	2
Total investment income from non-controlled/affiliated investments	50	45
From controlled/affiliated investments:
Interest income	3,873	28
Dividend income	7,524	7,524
Other income	272	11
Total investment income from controlled/affiliated investments	11,669	7,563
Total investment income	47,509	43,972
Expenses:
Base management fees	7,050	7,319
Incentive fees	5,228	4,487
Professional fees	783	721
Administrative service fees	406	281
Interest expense	7,099	7,280
Credit facility fees	517	465
Directors’ fees and expenses	160	141
Other general and administrative	394	473
Total expenses	21,637	21,167
Net investment income (loss) before taxes	25,872	22,805
Excise tax expense	353	356
Net investment income (loss)	25,519	22,449
Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments and non-investment assets and liabilities:
Net realized gain (loss) from:
Non-controlled/non-affiliated investments	4,575	7,854
Non-controlled/affiliated	—	1
Controlled/affiliated	1,264	—
Currency gains (losses) on non-investment assets and liabilities	(368)	(30)
Net change in unrealized appreciation (depreciation) on investments:
Non-controlled/non-affiliated	(11,243)	2,713
Non-controlled/affiliated	614	(4)
Controlled/affiliated	8,057	838
Net change in unrealized currency gains (losses) on non-investment assets and liabilities	2,265	140
Net realized and unrealized gain (loss) on investments and non-investment assets and liabilities	5,164	11,512
Net increase (decrease) in net assets resulting from operations	30,683	33,961
Preferred stock dividend	875	875
Net increase (decrease) in net assets resulting from operations attributable to Common Stockholders	$29,808	$33,086
Basic and diluted earnings per common share:
Basic	$0.56	$0.62
Diluted	$0.53	$0.58
Weighted-average shares of common stock outstanding:
Basic	52,892,054	53,466,003
Diluted	58,194,422	58,753,254
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About Carlyle Secured Lending, Inc.

CSL is an externally managed specialty finance company focused on lending to middle-market companies. CSL is managed by Carlyle Global Credit Investment Management L.L.C., an SEC-registered investment adviser and a wholly owned subsidiary of The Carlyle Group Inc. Since it commenced investment operations in May 2013 through March 31, 2022, CSL has invested approximately $7.2 billion in aggregate principal amount of debt and equity investments prior to any subsequent exits or repayments. CSL’s investment objective is to generate current income and capital appreciation primarily through debt investments in U.S. middle market companies. CSL has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.

Web: carlylesecuredlending.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” “plans,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions to identify forward-looking statements, although not all forward-looking statements include these words. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. There may be events in the future, however, that we are not able to predict accurately or control. You should not place undue reliance on these forward-looking statements, which speak only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors:	Media:
Tom Hennigan	Kristen Greco
+1-212-813-4900 publicinvestor@carlylesecuredlending.com	+1-212-813-4763 kristen.greco@carlyle.com
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